Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 and related prospectus of our report dated March 18, 2022, with respect to the financial statements of Blue Water Vaccines Inc. as of December 31, 2021 and 2020, and for the two years then ended, included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2022 and to the reference to us under the heading “Experts” in the prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Los Angeles, California

November 14, 2022